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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-69399) of Environmental Systems Products Holdings Inc. of our report dated December 7, 1998, relating to the financial statements of Envirotest Systems Corp., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended September 30, 1998 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.



PricewaterhouseCoopers LLP
San Jose, California
February 22, 1999